Exhibit 1.2
Vodafone Group Plc
U.S.$500,000,000
Floating Rate Notes Due February 2012
U.S.$500,000,000
5.350% Notes Due February 2012
U.S.$1,300,000,000
5.625% Notes Due February 2017
U.S.$1,200,000,000
6.150% Notes Due February 2037
I, Neil Garrod, Deputy Group Treasurer of Vodafone Group Plc (the “Company”), pursuant to resolutions duly adopted by the Board of Directors of the Company on January 30, 2007 and resolutions of a committee duly authorized by the Board of Directors (the “Committee”) at a meeting duly called and held on February 20, 2007, whereby, inter alia, certain officers of the Company were authorized to approve on behalf of the Company the terms of an issue of U.S.$500,000,000 aggregate principal amount of its Floating Rate Notes Due February 2012, executed and delivered in substantially the form attached hereto as Exhibit A (the “Tranche 1 Notes”), U.S.$500,000,000 aggregate principal amount of its 5.350% Notes Due February 2012, executed and delivered in substantially the form attached hereto as Exhibit B (the “Tranche 2 Notes”), U.S.$1,300,000,000 aggregate principal amount of its 5.625% Notes Due February 2017, executed and delivered in substantially the form attached hereto as Exhibits C, D, and E (the “Tranche 3 Notes”), and U.S.$1,200,000,000 aggregate principal amount of its 6.150% Notes Due February 2037, executed and delivered in substantially the form attached hereto as Exhibits F, G, and H (the “Tranche 4 Notes”) (collectively, the “Securities”), HEREBY APPROVE AND CONFIRM the terms set forth below and in Exhibit I hereto:
Tranche 1 Notes
The terms set forth with respect to the Tranche 1 Notes in Exhibit A.
The Tranche 1 Notes are an issuance of Floating Rate Notes Due February 2012 and will be issued in fully registered form. The Tranche 1 Notes will be represented by one Global Security, which will be registered in the name of The Depository Trust Company’s nominee, Cede & Co.
Tranche 2 Notes
The terms set forth with respect to the Tranche 2 Notes in Exhibit B.
The Tranche 2 Notes will be issued in fully registered form and will be represented by one Global Security, which will be registered in the name of The Depository Trust Company’s nominee, Cede & Co.
Tranche 3 Notes
The terms set forth with respect to the Tranche 3 Notes in Exhibits C, D and E.
The Tranche 3 Notes will be issued in fully registered form and will be represented by three Global Securities, which will be registered in the name of The Depository Trust Company’s nominee, Cede & Co.
Tranche 4 Notes
The terms set forth with respect to the Tranche 4 Notes in Exhibit F, G and H.
The Tranche 4 Notes will be issued in fully registered form and will be represented by three Global Securities, which will be registered in the name of The Depository Trust Company’s nominee, Cede & Co.
Terms applicable to each of the Securities:

Place of Payment, Paying Agent:	Citibank, N.A.
Citibank Agency & Trust
388 Greenwich Street
14th Floor
New York, NY 10013

Notices and Demands to Company:	Vodafone Group Plc
Vodafone House
The Connection
Newbury
Berkshire RG14 2FN, England

Or

CT Corporation System
111 8th Avenue
13th Floor
New York, NY 10011

Other Terms of the Securities:	The other terms of the Securities shall be substantially as set forth in the Indenture, dated February 10, 2000, the Base Prospectus, and the Prospectus Supplement, dated February 20, 2007 (the “Prospectus Supplement”), relating to the Securities and the forms of the notes attached hereto as Exhibits A through H.

Dated: February 27, 2007

/s/ Neil Garrod
Name:	Neil Garrod
Title:	Deputy Group Treasurer

Exhibit I
DESCRIPTION OF NOTES
This section contains a brief description of the terms of the notes.

Floating Rate Notes Due February 2012 (the “Tranche 1 Notes”)

Maturity date	We will repay the Tranche 1 Notes on February 27, 2012 at 100% of their principal amount plus accrued interest.

Issue date	February 27, 2007.

Issue price	100% of the principal amount, plus accrued interest, if any, from February 27, 2007.

Interest rate	The interest rate for the period from February 27, 2007, to but excluding the first interest reset date will be the initial base rate, as adjusted by adding the spread. Thereafter, the interest rate will be the base rate, as adjusted by adding the spread. The interest rate will be reset quarterly on each interest reset date.

Base rate	3-month U.S. dollar LIBOR.

Spread	plus 0.28%.

Initial base rate	3-month U.S. dollar LIBOR, as determined on February 23, 2007.

Interest payment dates	Quarterly on February 27, May 27, August 27 and November 27 of each year, commencing May 27, 2007,

up to and including the maturity date for the Tranche 1 Notes, subject to the applicable business day convention.

Interest reset dates	Starting with the interest period scheduled to commence on May 27, 2007, the interest reset date for each interest period will be the first day of such interest period, subject to the applicable business day convention.

Interest determination date	The interest determination date relating to a particular interest reset date will be the second London business day preceding such interest reset date.

Business day convention	Modified following.

Day count fraction	Actual/360 (ISDA).

Calculation Agent	Citibank, N.A.

5.350% Notes Due February 2012 (the “Tranche 2 Notes”)

Maturity date	We will repay the Tranche 2 Notes on February 27, 2012 at 100% of their principal amount plus accrued interest.

Issue date	February 27, 2007.

Issue price	99.948% of the principal amount, plus accrued interest, if any, from February 27, 2007.

Interest rate	5.350% per annum.

Interest payment dates	Semi-annually on February 27 and August 27 of each year, commencing August 27, 2007, up to and including the maturity date for the Tranche 2 Notes, subject to the applicable business day convention.

Business day convention	Following.

Day count fraction	30/360.

Optional make-whole redemption	We have the right to redeem the Tranche 2 Notes, in whole or in part, at any time and from time to time at a redemption price equal to the greater of (1) 100% of the principal amount of such Notes plus accrued interest to the date of redemption and (2) as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest on such Notes (excluding any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the adjusted treasury rate, together with accrued interest to the date of redemption.

5.625% Notes Due February 2017 (the “Tranche 3 Notes”)

Maturity date	We will repay the Tranche 3 Notes on February 27, 2017 at 100% of their principal amount plus accrued interest.

Issue date	February 27, 2007.

Issue price	99.630% of the principal amount, plus accrued interest, if any, from February 27, 2007.

Interest rate	5.625% per annum.

Interest payment dates	Semi-annually on February 27 and August 27 of each year, commencing August 27, 2007, up to and including the maturity date for the Tranche 3 Notes, subject to the applicable business day convention.

Business day convention	Following.

Day count fraction	30/360.

Optional make-whole redemption	We have the right to redeem the Tranche 3 Notes, in whole or in part, at any time and from time to time at a redemption price equal to the greater of (1) 100% of the principal amount of such Notes plus accrued interest to the date of redemption and (2) as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest on such Notes (excluding any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the adjusted treasury rate, plus 15 basis points, together with accrued interest to the date of redemption.

6.150% Notes Due February 2037 (the “Tranche 4 Notes” and, together with the Tranche 1 Notes, the Tranche 2 Notes and the Tranche 3 Notes, the “Notes”)

Maturity date	We will repay the Tranche 4 Notes on February 27, 2037 at 100% of their principal amount plus accrued interest.

Issue date	February 27, 2007.

Issue price	99.390% of the principal amount, plus accrued interest, if any, from February 27, 2007.

Interest rate	6.150% per annum.

Interest payment dates	Semi-annually on February 27 and August 27 of each year, commencing August 27, 2007, up to and including the maturity date for the Tranche 4 Notes, subject to the applicable business day convention.

Business day convention	Following.

Day count fraction	30/360.

Optional make-whole redemption	We have the right to redeem the Tranche 4 Notes, in whole or in part, at any time and from time to time at a redemption price equal to the greater of (1) 100% of the principal amount of such Notes plus accrued interest to the date of redemption and (2) as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest on such Notes (excluding any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the adjusted treasury rate, plus 25 basis points, together with accrued interest to the date of redemption.

The following terms apply to each of the Notes:

Business days	For the Tranche 1 Notes, London and New York; for the Tranche 2 Notes, the Tranche 3 Notes and the Tranche 4 Notes, New York.

Ranking	The Notes will rank equally with all present and future unsecured and unsubordinated indebtedness of Vodafone. Because we are a holding company, the Notes will effectively rank junior to any indebtedness or other liabilities of our subsidiaries.

Regular record dates for interest	With respect to each interest payment date, the date that is 15 calendar days prior to such date, whether or not such date is a business day.

Payment of additional amounts	We intend to make all payments on the Notes without deducting United Kingdom (U.K.) withholding taxes. If any deduction is required on payments to non-U.K. investors, we will pay additional amounts on those payments to the extent described under “Description of Debt Securities We May Offer — Payment of Additional Amounts” in the prospectus.

Optional tax redemption	We may redeem any of the tranches of Notes before they mature if we are obligated to pay additional amounts due to changes on or after the date of this final term sheet in U.K. withholding tax requirements, a merger or consolidation with another entity or a sale or lease of substantially all our assets and other limited circumstances described under “Description of Debt Securities We May Offer—Payment of Additional Amounts” in the prospectus. In that event, we may redeem any of the tranches of the outstanding Notes in whole but not in part on any interest payment date, at a price equal to 100% of their principal amount plus accrued interest to the date fixed for redemption.

Adjusted treasury rate	For the Tranche 2 Notes, the Tranche 3 Notes and the Tranche 4 Notes, adjusted treasury rate means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the comparable treasury issue, assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.

Comparable treasury issue means the U.S. Treasury security selected by the quotation agent as having a maturity comparable to the remaining term of such notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining terms of such notes.

Comparable treasury price means, with respect to any redemption date, the average of the reference treasury dealer quotations for such redemption date.

Quotation agent means the reference treasury dealer appointed by the trustee after consultation with us. Reference treasury dealer means any primary U.S. government securities dealer in New York City selected by the trustee after consultation with us.

Reference treasury dealer quotations means with respect to each reference treasury dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the comparable treasury issue (expressed as a percentage of its principal amount) quoted in writing to the trustee by such reference treasury dealer at 5:00 p.m. Eastern Standard Time on the third business day preceding such redemption date.

Listing	We will file an application to list the Notes on the New York Stock Exchange. We expect that the Notes will be eligible for trading on the New York Stock Exchange within 30 days after delivery of the Notes.

Use of proceeds	We intend to use the proceeds from the sale of the Notes for general corporate purposes. General corporate purposes may include working capital, the repayment of existing debt (including debt of acquired companies), financing capital investments or acquisitions and any other purposes that may be stated.

Risk factors	You should carefully consider all of the information in this final term sheet, the prospectus supplement and the prospectus, which includes information incorporated by reference. In particular, you should evaluate the specific factors under “Risk Factors” beginning on page 5 of the prospectus and “Risk Factors, Trends and Outlook — Risk Factors” on pages 43 to 44 of our Annual Report on Form 20-F for the fiscal year ended March 31, 2006 for risks involved with an investment in the Notes.

Trustee and principal paying agent	Citibank, N.A.

Timing and delivery	We currently expect delivery of the Notes to occur on or about February 27, 2007.

Underwriters	Lehman Brothers and Morgan Stanley.